Exhibit 10.1

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE:


Molecular Biosystems, Inc.

         Gerard A. Wills, Chief Financial Officer
         Stepehen F. Keane, Director Investor Relations
         (619) 824-2212


MOLECULAR BIOSYSTEMS, INC. ANNOUNCES
REPURCHASE OF FAR EAST DISTRIBUTION RIGHTS

San Diego, California,  September 24, 1996 -Molecular Biosystems, Inc. (NYSE:MB)
(MBI) today announced that it has reacquired all rights to manufacture, market and sell its ALBUNEX (R) family of products in the territory, consisting of Japan, Taiwan and South Korea, formerly exclusively licensed to Shionogi & Co. Ltd. of Osaka, Japan. This agreement settles an outstanding dispute between the two companies concerning the license and distribution agreement for ALBUNEX(R). The agreement results in the dismissal of all claims raised by MBI and SHIONOGI against each other in the pending arbitration proceeding. Under the agreement, MBI paid $3 million to Shionogi and will pay an additional $5.5 million over the next three years.

Kenneth J. Widder, MBI's Chairman and Chief Executive Officer stated, "MBI is pleased with the settlement of its dispute with Shionogi. The termination of this relationship enables MBI to seek another company to distribute ALBUNEX(R) and to diligently pursue the development of MBI's second-generation ultrasound contrast agent, FS069, in the territories formerly licensed to Shionogi." Dr. Widder added, "MBI is actively pursuing discussions with several promising candidates to work with MBI in commercializing our products in this territory."

MBI, based in San Diego, California, is a world leader in the development of ultrasound contrast agents for medical imagining. ALBUNEX(R) the first FDA approved ultrasound imaging agent is currently marketed in the United States by Mallinckrodt Medical, Inc. (Mallinckrodt Group Inc. NYSE:MKG). MBI shares are listed on the New York Stock Exchange under the symbol "MB."